Exhibit 99.1

Rex Energy Corporation Announces Agreement to Acquire Niobrara Shale Acreage

STATE COLLEGE, Pa., June 30, 2010 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) announced today that is has entered into a purchase and sale agreement with an undisclosed private company to acquire approximately 26,900 gross (18,700 net) acres in the DJ Basin for approximately $18.7 million. The acreage is located in close proximity to the Silo Field, a producing Niobrara oil field in Laramie County, Wyoming. The acquisition is expected to close in the next thirty days subject to Rex Energy’s due diligence review.

Benjamin W. Hulburt, Rex Energy President and CEO, commented, “I am extremely pleased to be acquiring this acreage in the Niobrara oil fairway in the DJ Basin. After this acquisition is closed, Rex Energy will control approximately 11,800 gross (6,700 net) prospective Niobrara Shale acres in Weld County, Colorado and 48,500 gross (32,400 net) acres in Laramie County, Wyoming. Our average acreage cost in the DJ Basin is still relatively low at $600 per acre. We plan to begin our horizontal Niobrara Shale well drilling program during July 2010. Although this play is not yet at the stage where we can update our production guidance through the end of this year and into 2011 to account for this significant new oil asset, we believe our Niobrara position has the potential to be a very significant growth driver for the company.”

About Rex Energy Corporation

Rex Energy Corporation is an independent oil and gas company operating in the Illinois Region, the Appalachian Region and the Rockies Region of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties. For more information about the company, please visit www.rexenergy.com. Please note that the company routinely posts important information about the company under the investor relations section of its web site.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, uncertainties regarding the economic conditions in the United States and globally; domestic and global demand for oil and natural gas; volatility in the prices the company receives for its oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase its production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of the company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity; uncertainties associated with the company’s legal proceedings and their outcome; and other factors discussed under “Risk Factors” in Item 1A of Rex Energy’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the U.S. Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by reference. The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com